NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Yvonne “Rie” Atkinson
    410-768-8857 (office)
    ratkinson@bogb.net

Glen Burnie Bancorp Announces 2010 4Q and Year End Earnings

GLEN BURNIE, MD (February 10, 2011) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2010.

For the quarter ended December 31, 2010, the company realized net earnings of $655,000 or $0.24 per basic and diluted earnings per share as compared to a net loss of $210,000 or $0.08 basic and diluted loss per share for the same period in 2009.  Included in the 2009 results are higher provisions for loan loss reserve while the 2010 results include improved net interest income.  Net interest income after provisions for credit losses for the fourth quarter of 2010 was $3,394,000 compared to $1,356,000 for the same three-month period in 2009.

Net income for the year ended December 31, 2010 was $2,064,785 or $0.76 per basic and diluted earnings per share as compared to net income of $1,262,462 or $0.46 per basic and diluted earnings per share in 2009. Net interest income after provisions for credit losses for the year ended December 31, 2010 was $11,830,012 as compared to $9,658,811 in 2009.  Assets as of December 31, 2010 were $347,067,276 as compared to $353,396,697 as of December 31, 2009.

2010 Performance Highlights:
•	63.5% increase in net income
•	22.5% increase in net interest income after provisions for credit losses
•	26.0% decrease in long term borrowings

Michael G. Livingston, President and Chief Executive Officer, stated “The Bank is pleased with the financial results being reported.  The reduction of debt and the payoff of junior subordinated debentures had a positive effect on the 4th quarter and year end numbers.” Mr. Livingston added “We have stayed committed to the traditional banking model and we thank the community for their support.”

Glen Burnie Bancorp declared four regular dividends in 2010, totaling forty cents ($0.40) per common share.

-more-

Glen Burnie Bancorp – page 2
2011 4Q and Year End Earnings

The Bank of Glen Burnie® was voted Best Bank in the Maryland Gazette Readers Choice in 2010 and Business of the Year by the Northern Anne Arundel County Chamber of Commerce in January of 2011.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $340 million.  Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County.  www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(unaudited)	(audited)
	December	December
	31, 2010	31, 2009
Assets

Cash and due from banks	$6,492	$6,994
Interest bearing deposits	1,568	3,748
Federal funds sold	940	691
Investment securities	87,268	84,463
Common Stock in the Glen Burnie Statutory Trust I	-	155
Loans, net of allowance	229,851	235,883
Premises and equipment at cost, net of accumulated depreciation	4,124	4,121
Other real estate owned	215	25
Other assets	16,609	17,317
Total assets	$347,067	$353,397

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$294,445	$294,358
Short-term borrowings	4,274	81
Long-term borrowings	20,000	27,034
Junior subordinated debentures owed to unconsolidated subsidiary trust	-	5,155
Other liabilities	2,015	1,619
Total liabilities	320,734	328,247

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2010 2,702,091; December 31, 2008 2,683,015 shares	2,702	2,683
Surplus	9,335	9,191
Retained earnings	15,301	14,312
Accumulated other comprehensive loss, net of tax benefits	(1,005)	(1,036)

Total stockholders' equity	26,333	25,150

Total liabilities and stockholders' equity	$347,067	$353,397

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	(unaudited)	(audited)	(unaudited)	(audited)
	December	December	December	December
	31, 2010	31, 2009	31, 2010	31, 2009

Interest income on
Loans, including fees	$3,555	$3,819	$14,646	$15,249
U.S. Government agency securities	421	473	1,916	1,854
State and municipal securities	378	329	1,401	1,308
Other	33	52	216	233
Total interest income	4,387	4,673	18,179	18,644

Interest expense on
Deposits	830	1,168	3,697	4,937
Junior subordinated debentures	0	137	648	547
Long-term borrowings	162	265	953	1,058
Short-term borrowings	1	-	1	-
Total interest expense	993	1,570	5,299	6,542

Net interest income	3,394	3,103	12,880	12,102

Provision for credit losses	0	1,747	1,050	2,443
Net interest income after provision for credit losses	3,394	1,356	11,830	9,659

Other income
Service charges on deposit accounts	168	177	648	694
Other fees and commissions	251	218	869	827
Other non-interest income	(135)	1	(45)	(10)
Income on life insurance	50	63	251	268
Gains on investment securities	(1)	402	175	586
Total other income	333	861	1,898	2,365

Other expenses
Salaries and employee benefits	1,672	1,563	6,681	6,296
Impairment of securities	196	47	262	77
Occupancy	203	198	830	871
Other expenses	775	1,108	3,405	3,751
Total other expenses	2,846	2,916	11,178	10,995

(Loss) income before income taxes	881	(699)	2,550	1,029

Income tax (benefit)	226	(489)	485	(233)

Net (loss) income	$655	$(210)	$2,065	$1,262

Net (loss) income per share of common stock	$0.24	$(0.08)	$0.76	$0.46

Weighted-average shares of common stock outstanding	2,697,619	2,678,560	2,690,218	2,734,524